Point Therapeutics, Inc. Announces
          Phase 2 Poster Presentations at Upcoming Scientific Meetings


    BOSTON--(BUSINESS WIRE)--Nov. 1, 2005--

    NSCLC Poster Accepted for Presentation at AACR-NCI-EORTC
Conference and Single Agent Melanoma Poster Accepted for Presentation at iSBTC Annual Meeting

    Point Therapeutics, Inc. (NASDAQ: POTP) announced that it has had posters accepted for presentation at two upcoming scientific meetings. The company has evaluated additional data from its Phase 2 trials of talabostat in combination with docetaxel in metastatic non-small cell lung cancer (NSCLC) and talabostat as a single agent in metastatic melanoma and intends to present results at these meetings.
    In the NSCLC Phase 2 trial, an analysis of all patients enrolled in the trial showed an increase in median progression free survival over the previously reported interim results of 4.0 months. These results further support the company's recent initiation of its Phase 3 program in metastatic NSCLC because progression free survival is the primary endpoint in the Phase 3 program. The additional NSCLC Phase 2 trial results will be presented in detail at an upcoming poster presentation at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics on Wednesday, November 16, 2005.
    The company is also conducting a Phase 2 program, evaluating talabostat in metastatic melanoma. This program consists of two trials--a single agent talabostat trial and a combination trial of talabostat with cisplatin. In the single agent trial, it has been determined that there are no additional responders beyond those previously reported. However, the median survival results are generally consistent with those of the currently approved chemotherapy standard of care. In addition, talabostat has demonstrated a more favorable adverse event profile in this study and is orally administered while the current standard of care is administered intravenously. The company expects that median survival will be an important clinical endpoint required for registration. The additional metastatic melanoma Phase 2 trial results will be presented in detail at an upcoming poster presentation at the International Society for the Biological Therapy of Cancer Annual Meeting on Saturday, November 12, 2005.
    "We are pleased with the results from our clinical development programs, including that our three complete responders--two from our lung cancer trial and one from our single agent melanoma trial--continue to be complete responders," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "In addition to implementing our Phase 3 non-small cell lung cancer program, we continue to evaluate our Phase 2 metastatic melanoma program and expect to announce by year-end whether or not we believe the results merit pursuing a Phase 3 program. It is, however, unlikely that the company would initiate a Phase 3 metastatic melanoma trial without a partner. We look forward to presenting updated results at the upcoming scientific meetings," concluded Kiepert.

    About Point:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying it lead product candidate, talabostat, in a Phase 3 trial in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended June 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.



    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications